Forum Energy Technologies Announces Sale of Interest in Ashtead Technology

HOUSTON, Texas, August 21, 2019 - Forum Energy Technologies, Inc. (NYSE: FET) announced today that its subsidiaries have entered into a definitive agreement to sell their aggregate 40% interest in Ashtead Technology, a subsea rentals company. Total consideration for Forum’s interest and the settlement of a Forum GBP 3 million loan to Ashtead will be $47.8 million. Forum will receive approximately $39 million in cash proceeds at close and a new approximately GBP 7 million loan with a three year maturity. The transaction is expected to close in the third quarter. The buyers of Forum’s interest are Buckthorn Partners and other investors that currently own the majority of the equity interests in Ashtead.

Cris Gaut, Forum’s Chairman and Chief Executive Officer, commented, “The significant proceeds from this transaction will be used to further reduce debt, accelerating Forum’s debt reduction strategy. Over the last three quarters, Forum’s strong free cash flow generation has allowed us to reduce our net debt by approximately $54 million, and we expect this momentum to continue in the second half of 2019.

“Ashtead has performed well and grown rapidly since its merger with Forum’s subsea rentals product offering early last year. We wish Ashtead, its employees and its shareholders continued success.”

Ashtead Technology is a global leader in the provision of technically advanced subsea solutions, sensors, tools and systems. In addition to providing a comprehensive range of subsea survey, inspection, mechanical and ROV tooling equipment, Ashtead offers technical consultancy and custom-built solutions throughout the asset lifecycle, across the oil and gas and renewable energy sectors. Ashtead Technology employs in excess of 160 people across its global hubs in Aberdeen, Abu Dhabi, Broussard, Halifax, Houma, Houston, London and Singapore.

Forum became an investor in 2018 when it contributed its Forum Subsea Rentals products in exchange for a 40% equity interest in Ashtead. Ashtead contributed approximately $2.5 million of equity income excluding basis difference amortization to Forum’s results in the last twelve months ended June 2019.

Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry.  The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations regarding the timing of closing of the transaction, the amount of proceeds from the transaction, and future cash flow generation and net debt reduction.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Mark Conlon - Director, Investor Relations and Planning
281.949.2523
Mark.conlon@f-e-t.com